Exhibit 10.8.21

Jack in the Box Inc.
2023 Omnibus Incentive Plan
Option Grant Notice
Jack in the Box Inc. (the “Company”) hereby grants to Participant an Option (the “Option”) under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock (the “Shares”) set forth below at the exercise price set forth below. This Option is subject to all of the terms and conditions set forth in this Option Grant Notice (the “Grant Notice”), in the Option Agreement attached hereto (the “Agreement”) and the Plan, which is available to Participant by logging into Participant’s E*TRADE brokerage account. Both the Agreement and the Plan are incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.

Participant:
Date of Grant:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant: ☒ Nonstatutory Stock Option
Exercise Schedule: Same as Vesting Schedule
Vesting Schedule: Subject to Section 1 of the Agreement, this Option will vest on each date as follows:

Vesting Date Option Vesting
[First Vest Date] [# shares]
[Second Vest Date] [# shares]
[Third Vest Date] [# shares]

Payment: By cashless exercise, sell-to-cover or same-day-sale (as described in the Agreement).

Additional Terms/Acknowledgements: By Participant’s electronic acceptance of this Option via Participant’s E*TRADE brokerage account, Participant acknowledges Participant’s understanding and agreement to the following:
· This Option is governed by this Grant Notice, the Agreement and the Plan, all of which are made part of this document. Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this

Option and supersede all prior oral and written agreements, promises and/or representations regarding this Option, with the exception of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy, in each case that specifies the terms that should govern this Option and (ii) the Jack in the Box Inc. Clawback Policy Statement, any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts, to the extent applicable and permissible under Applicable Law.
· To the fullest extent permitted under the Plan and applicable law, withholding taxes applicable to the Option will be satisfied through the sale of a number of the shares issuable in settlement of the Option as determined in accordance with Section 11 of the Agreement and the remittance of the cash proceeds to the Company. Under the Agreement, the Company or, if different, Participant’s employer, shall make payment from the cash proceeds of this sale directly to the appropriate tax or social security authorities in an amount equal to the taxes required to be remitted. The mandatory sale of shares to cover withholding taxes is imposed by the Company on Participant in connection with Participant’s receipt of this Award.
· Participant consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Participant’s acceptance of this Option, and Participant’s acknowledgement and agreement with the terms set forth in this paragraph, will be evidenced by Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company.
· Participant understands that Participant is not required to accept this Option; provided, that if the Participant does not accept this Option prior to the first date on which the Option is scheduled to vest under the “Vesting Schedule” set forth above (or on such earlier date as required by the Company and communicated in writing to Participant), this Option and shares granted hereunder will be null and void and Participant will have no rights thereto.
Instruction: To accept the Option, you must login to your E*Trade participant account (the Company’s designated broker for stock plan awards) and accept the terms and provisions of the Grant Notice with the attached Option Agreement (the “Option Grant Notice”), in addition to the Plan and the Prospectus. Upon logging into your account, you can find the Action Items link on the homepage which will take you to the Option Grant Notice pending review and acceptance. Before accepting the Option Grant Notice, you will need to open and review the Plan and Prospectus.

Attachments: Option Agreement
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Attachment I

Jack in the Box Inc. 2023
Omnibus Incentive Plan
Option Agreement
(Nonstatutory Stock Option)

Pursuant to the accompanying Option Grant Notice (the “Grant Notice”) and this Option Agreement (the “Agreement”), Jack in the Box Inc. (the “Company”) has granted you an Option under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock set forth in the Grant Notice at the exercise price set forth in the Grant Notice. This Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.
1. Vesting.
(a) General. Subject to the limitations contained herein, this Option will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, except as provided in Section (b) or (c) below.
(b) Death. If prior to the date the Option vests in full, your Continuous Service ceases due to your death, then (i) all then-outstanding and unvested Options will remain outstanding and eligible to vest for the earlier of (1) 30 days following your death and (2) such date on which the Option would otherwise terminate pursuant to the Plan (e.g., upon a Change in Control) and (ii) all then-outstanding and vested Options will remain outstanding as set forth in Section 7(d) below.
(c) Retirement. If prior to the date that the Option vests in full, your Continuous Service ceases due to your Retirement, then all then-outstanding and unvested Options shall become 100% vested and exercisable on the date of such termination of Continuous Service. For purposes of this Agreement: “Retirement” means your termination of employment for any reason, other than “for cause” (as determined by the Board in its sole discretion), on or after age 62 with five or more full years of Continuous Service. Accelerated vesting in accordance with the foregoing will only occur if your termination of Continuous Service is also a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”).
(d) Change in Control. Upon a Change in Control, the Options shall be treated as described in Section 9(c) of the Plan. If the Options are assumed, continued or substituted for in such Change in Control pursuant to Section 9(c)(i) of the Plan, the Options, to
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the extent not vested, shall become 100% vested and exercisable upon your Qualifying Termination.
(i) For purposes of this Agreement, a “Qualifying Termination” means your Separation from Service as a result of the occurrence of any of the following events during the twenty-four (24)-month period following a Change in Control: (1) the Company’s involuntary termination of your employment without Cause; or (2) your voluntary termination of employment for Good Reason. A Qualifying Termination shall not include a termination of your employment by reason of your death or Disability.
(ii) For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term and, in the absence of such agreement, such term means, without your express written consent, your resignation of employment with the Company upon the occurrence of any one or more of the following conditions, provided that you first provide the Company with written notice of the existence of the applicable condition described in clauses (1) through (5) below no later than ninety (90) days after the initial existence of such condition is known by you and the Company fails to remedy such condition within 30 days of the date of such written notice:
(1) a material diminution in your authorities, duties or responsibilities, which shall include a material reduction or alteration in the nature or status of your authorities, duties or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of your notice given thereof;
(2) a requirement by the Company that you be based at a location in excess of fifty (50) miles from the location of your principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent consistent with your then present business travel obligations;
(3) a material reduction by the Company to your base salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred;
(4) a material reduction in the Company’s compensation, health and welfare benefits, retirement benefits, or perquisite programs under which you receive value, as such programs exist immediately prior to the Change in Control (however, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if there is not a material reduction in the value to you under the new program); or
(5) any material breach by the Company of its obligations under this Agreement or under any other written agreement under which you provide services to the Company or the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), as applicable.
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2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to this Option and the exercise price per share of this Option, each as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.
3. Exercise Restriction for Non-Exempt Employees. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), then except as otherwise provided in the Plan, you may not exercise this Option until you have completed at least six (6) months of Continuous Service following the Date of Grant, even if you have already been an Employee for more than six months.
4. Method of Payment. You must pay the full amount of the exercise price for the shares of Common Stock you wish to purchase. You may pay the exercise price through a cashless exercise, sell-to-cover or same-day-sale as permitted by the Grant Notice.
5. Whole Shares. You may exercise this Option only for whole shares of Common Stock.
6. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise this Option unless either (i) the shares of Common Stock issuable upon such exercise are registered under the Securities Act or (ii) the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. This Option also must comply with all other applicable laws and regulations governing this Option, and you may not exercise this Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
7. Term. You may not exercise this Option before the Date of Grant or after the expiration of its term. The term of this Option expires, subject to the provisions of Section 5(k) of the Plan, upon the earliest of the following:
(a) immediately upon the termination of your Continuous Service if such termination is for Cause;
(b) three (3) months after the termination of your Continuous Service if such termination is for any reason other than Cause, your Disability, Retirement or your death (except as otherwise provided in Section 7(d) below); provided, however, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of this Option as of the time of your termination of Continuous Service, then this Option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant or (B) the date that is three (3) months after the termination of your Continuous Service, or (y) the Expiration Date set forth in the Grant Notice;
(c) twelve (12) months after the termination of your Continuous Service if such termination is due to your Disability or Retirement (except as otherwise provided in Section 7(d) below);
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(d) eighteen (18) months after your death if either your Continuous Service terminates due to your death or you die within three (3) months after your Continuous Service terminates for any reason other than Cause;
(e) the Expiration Date set forth in the Grant Notice; or
(f) the day before the seventh (7th) anniversary of the Date of Grant.
8. Exercise.
(a) You may exercise the vested portion of this Option during its term by (i) (A) delivering a Notice of Exercise (in a form designated by the Company), or (B) taking such other action as the Company may require, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.
(b) By exercising this Option, you agree that, as a condition to any exercise of this Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of this Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.
9. Transferability. Except as otherwise provided in this Section 9 or by the Plan, this Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
10. Option Not a Service Contract. This Option is not an employment or service contract, and nothing in this Option will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in this Option will obligate the Company or any Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or consultant for the Company or any Affiliate.
11. Tax Withholding Obligations.
(a) At the time you exercise this Option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with this Option.
(b) You may not exercise this Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise
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this Option when desired even though this Option is vested, and the Company will have no obligation to issue a certificate for any shares of Common Stock unless such obligations are satisfied.
12. Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Option and will not be liable to you for any adverse tax consequences to you arising in connection with this Option. You acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share set forth in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Option and by accepting this Option, you have agreed that you have done so or knowingly and voluntarily declined to do so.
13. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.
14. Notices. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Option or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15. Governing Plan Document. This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.
16. Stockholder Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
17. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any
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Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18. Effect on Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19. Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.
20. Amendment. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.
21. 280G Parachute Payments.
(a) Notwithstanding anything in this Agreement or any other agreement with the Company or any affiliate to the contrary, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment” and together the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), and (B) the reduction of the Payments to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after-tax amount (taking into account the Excise Tax as well as applicable federal, state and local income and employment taxes) than if such Payments were not reduced, then the Payments shall be reduced to the Safe Harbor Cap. If the reduction of the Payments would not result in a greater after-tax result to you (taking into account the Excise Tax as well as applicable federal, state and local income and employment taxes), then no Payments shall be reduced pursuant to this provision. You shall be solely responsible for payment of the Excise Tax and such other applicable federal, state, and local income and employment taxes.
(b) The reduction of the Payments, if applicable, shall be made by applying any reduction in the following order: (A) first, any cash amounts payable to you as a severance benefit (excluding the accelerated vesting set forth in Section 1(d) of this Agreement) or otherwise; (B) second, any amounts payable on your behalf for continued health insurance coverage; (C) third, any other cash amounts payable to or on your behalf, such as for outplacement benefits, or otherwise; (D) fourth, any payments or benefits under any nonqualified
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deferred compensation plan; (E) fifth, outstanding performance-based equity grants; and (F) finally, any time-vesting equity grants. In each case, Payments will be reduced beginning with Payments that would be made last in time.
(c) All determinations required to be made under this Section 21 shall be made by the public accounting firm that is retained by the Company or such other nationally recognized public accounting firm appointed by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to you and the Company within fifteen (15) business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon you and the Company.
22. Miscellaneous.
(a) The rights and obligations of the Company under this Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.
(c) You acknowledge and agree that you have reviewed this Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option, and fully understand all provisions of this Option.
(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
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This Option Agreement will be deemed to be accepted by you upon your acceptance of the Option Grant Notice to which it is attached.

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